Exhibit 10.1
Text marked by [* * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission
LICENSE AGREEMENT
AMONG
THE HENRY M. JACKSON FOUNDATION FOR THE
ADVANCEMENT OF MILITARY MEDICINE, INC.
AND
THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM and
THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER
AND
RXI PHARMACEUTICALS CORPORATION
     THIS EXCLUSIVE LICENSE AGREEMENT is entered into as of the date of the last signature on the signature page of this document (the “Effective Date”), by and among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 6720-A Rockledge Drive, Suite 100 Bethesda, Maryland 20817 (the “Foundation”), The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“UTMDACC”), a member institution of System, and RXi Pharmaceuticals Corporation, a corporation organized under the laws of the State of Delaware and having its principal offices at 60 Prescott Street, Worcester, Massachusetts 01605 (“Licensee”). Board, UTMDACC and the Foundation sometimes are referred to collectively as “Owners.” The Foundation, Board, UTMDACC, and Licensee sometimes are referred to collectively herein as the “Parties” and individually as a “Party.”
     WHEREAS the Foundation and the Uniformed Services University of the Health Sciences, an institution of higher learning within the Department of Defense, an agency of the United States Government, located at 4301 Jones Bridge Road, Bethesda, Maryland 20814 (“USU”) have agreed to collaborate in the development and commercialization of inventions, patents, trade secrets, and other intellectual property rights; and
     WHEREAS, the Foundation and USU are committed to the policy that ideas or creative works produced at the Foundation and USU should be used for the greatest possible public benefit and that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and

     WHEREAS, the Owners, by virtue of assignments from inventors and other parties, are the owners of or control certain Patent Rights (as hereinafter defined) and have the right to grant licenses of said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to or retained by the United States Government; and
     WHEREAS, the Owners have entered into an Amended and Restated Inter-Institutional Sharing Agreement with an effective date of July 8, 2009, whereby Foundation is responsible for maintenance of the Patent Rights and for negotiating and administering all licenses of the Patent Rights;
     WHEREAS Licensee has represented to Owners, to induce Owners to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing, and sale of products similar to the Licensed Products and the use of processes similar to the Licensed Processes (both as hereinafter defined) and is willing to undertake as provided in this Agreement a thorough, vigorous, and diligent program of exploiting the Patent Rights so that public utilization may result therefrom; and
     WHEREAS Licensee desires to obtain from Owners, and Owners agree to grant to Licensee, a license upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     1.2 “Agreement” means this Agreement, including all Appendices hereto, as the same may be amended from time to time in accordance with the terms hereof.
     1.3 “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in Montgomery County, Maryland are closed.
     1.4 “Confidential Information” means information, disclosed by one Party to another Party, that is treated as proprietary or confidential by the disclosing Party and, at the time of disclosure, that is marked “proprietary” or “confidential” or that bears a marking or legend of like import restricting its use, copying, or dissemination or that is identified as being confidential in a letter or other written communication sent to the receiving Party prior to or contemporaneously with disclosure to the receiving Party. Any such information that is in another form when disclosed, such as oral or visual, shall be treated as Confidential Information only if and to the extent the disclosing Party informs the receiving Party of the proprietary or confidential nature of the information prior to or at the time of the disclosure, and thereafter creates a written record of the disclosure (marked in accordance with this Agreement) and delivers the written record to the receiving Party promptly, but in no event more than thirty (30) days after the original disclosure to the receiving Party. Confidential Information does not include any information that (i) was known to the receiving Party without a duty of confidentiality before receipt from the disclosing Party as evidenced by written records made prior to such receipt or disclosure (when such prior knowledge did not become known to such receiving Party through disclosure by a third party known to the receiving Party to be subject to an obligation to maintain the confidentiality thereof); (ii) is or becomes a matter of public knowledge through no fault of the receiving Party or any of its agents; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; or (iv) is independently developed by the receiving Party as evidenced by written records of the receiving Party.
     1.5 “Field” means the field of human therapeutics.
     1.6 “Follow-on Intellectual Property” means any intellectual property developed by one or more of the inventors listed on Appendix A and acquired by the Foundation after the Effective Date that may be necessary or useful in connection with the development or manufacture of Licensed Products, to the extent the Foundation has the right to license such intellectual property to Licensee. All such Follow-on Intellectual Property, if any, shall be expressly included in this Agreement in an Appendix B to be added pursuant to future modification or amendment signed by the Foundation and Licensee that satisfies the requirements of Section 10.16. For the avoidance of doubt, Follow-on Intellectual Property does not include intellectual property of Board or UTMDACC.
     1.7 The term “License” has the meaning set forth in Section 2.1.
     1.8 “Licensed Process” means any process that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) utilizes any Follow-on Intellectual Property Rights or Technology Rights.
     1.9 “Licensed Product” means any product or part thereof that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) is manufactured by using or is employed to practice a Licensed Process Follow-on Intellectual Property Rights, or Technology Rights.
     1.10 “Marketing Approval” means the approval or authorization required for the marketing of a Licensed Product or Licensed Process in the United States, the European Union, or other country within the Territory, such as the issuance of an approval action by the United States Food and Drug Administration (“FDA”) on an NDA in the United States, or the issuance of its equivalent by the European Medicines Agency in the European Union.

     1.11 “NDA” means a New Drug Application or Biologics License Application filed with the FDA for Marketing Approval of a Licensed Product or Licensed Process, or an equivalent application filed with any equivalent agency or governmental authority outside the United States.
     1.12 “Net Sales” means the gross revenues received by Licensee or any sublicensee(s) or Affiliate(s) from sales, leases, or other transfers of Licensed Products or Licensed Processes, less the sum of the following: sales discounts actually granted and taken; sales or use taxes actually paid; import or export duties actually paid; outbound transportation expenses actually prepaid or actually allowed; and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Licensee in Licensee’s official books and records in accordance with generally accepted accounting practices and consistent with Licensee’s financial statements and regulatory filings with the United States Securities and Exchange Commission, if any. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by and on the payroll of Licensee or sublicensees, or for the cost of collections.
     1.13 “Non-commercial Research Purposes” means use of Patent Rights for academic research or other not-for-profit scholarly purposes that are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.
     1.14 “Non-royalty Sublicense Income” means all sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to Licensee on account of sublicenses pursuant to this Agreement.
     1.15 “Patent Rights” means any or all of the following intellectual property to the extent owned or controlled by one or more of the Owners:
          (a) the United States and foreign patents and patent applications listed in Appendix A (including any and all patents and patent applications, if any, that may be added by a future modification or amendment of this Agreement that satisfies the requirements of Section 10.16), and all divisions and continuations of such applications;
          (b) United States and foreign patents issued from the applications listed in Appendix A or from divisionals or continuations of such applications;
          (c) claims of United States and foreign continuation-in-part applications, and all divisions and continuations of such continuation-in-part applications, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the United States or foreign patent applications listed in Appendix A;
          (d) claims of all foreign and United States counterpart patent applications to (a), (b), or (c) above, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the patents or patent applications described in (a), (b), or (c) above; and

          (e) any reissues, renewals, extensions, or supplementary protection certificates of patents described in (a), (b), (c), or (d) above.
Patent Rights shall not include (c), (d), or (e) above to the extent that the claims are directed to new matter that is not the subject matter described in (a) above.
     1.16 “Person” means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.
     1.17 “Phase I Clinical Trial” means the first human clinical trial on a few individuals to determine the safety of the drug, dosage, or toxicity limits.
     1.18 “Phase II Clinical Trial” means a controlled clinical study conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks.
     1.19 “Phase III Clinical Trial” means: (a) that portion of the drug development and review process in which an expanded clinical trial is conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefore; or (b) a similar clinical trial in the European Union or any nation other than the United States. Commencement of a Phase III Clinical Trial shall be deemed to occur upon the administration of Licensed Product (or Licensed Process) or placebo to the first patient enrolled in the Phase III Clinical Trial.
     1.20 “Technology Rights” means any of the Owners’ rights in any technical information, know-how, trade secret, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing, or data that are: (a) created before the Effective Date by one or more of the inventor(s) listed in Appendix A at the respective institution of such inventor (specifically, with respect to Constantine G. Ioannides, created before the Effective Date by him at UTMDACC while he was an employee of UTMDACC), and (b) not specifically claimed in Patent Rights but that are necessary for practicing Patent Rights.
     1.21 “Territory” means worldwide.
     1.22 “Valid Claim” means a claim of: (a) any issued, unexpired Patent Right that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; or (b) any pending application for Patent Right that has not been cancelled, withdrawn, or abandoned.

ARTICLE II
GRANT OF RIGHTS
     2.1 The Owners hereby grant to Licensee and Licensee accepts, subject to the terms and conditions hereof, in the Territory and for the Field: (a) a non-exclusive license to practice under the Technology Rights and Follow-on Intellectual Property Rights, if any, and (b) an exclusive (even as to Owners, except as provided in Section 2.4) license to practice under the Patent Rights (including, to the extent not prohibited by other patents, the right under Patent Rights in the Field in the Territory to make, have made, use, have used, sell, have sold, export and import Licensed Products and to practice Licensed Processes) (collectively, the “License”), until the expiration of this Agreement, unless this Agreement shall be sooner terminated in accordance with the terms hereof.
     2.2 In order to establish a period of commercial exclusivity for Licensee, the Owners agree that they will not grant, in the Territory for the Field, any other license to practice under the Patent Rights, except as required by the obligations related to Section 2.4(a) or as permitted in Section 2.4(b) or Section 2.4(d), during the period of time commencing with the Effective Date and ending with the first to occur of:
          (a) the expiration of all Patent Rights;
          (b) a court or tribunal, in a final decision not subject to further appeal, declaring invalid or unenforceable all claims in the Patent Rights;
          (c) the abandonment of all claims in the Patent Rights; or
          (d) the termination of this Agreement or the termination of the exclusivity of the License in accordance with Article IX.
     2.3 Subject to the Foundation’s prior approval, which approval shall not be unreasonably withheld or delayed, Licensee shall have the right to grant sublicenses hereunder via written sublicense agreements. The License granted to Licensee hereunder does not extend to any Affiliate of Licensee unless and until such Affiliate enters into a written sublicense agreement with Licensee that is consistent with the requirements hereof and the Foundation approves the written sublicense agreement.
          (a) In all sublicenses granted hereunder, Licensee shall provide that the sublicense is subject and subordinate to all terms and conditions of this Agreement, except: (i) the sublicensee may not grant any sublicenses except with the Foundation’s prior express written approval, and (ii) any royalty or other payment paid by the sublicensee to Licensee may exceed the rate set forth in this Agreement. Licensee shall attach a copy of this Agreement to any sublicense agreement and shall provide a complete copy of the sublicense agreement to the Foundation promptly after signing by the parties thereto.

          (b) Licensee may not receive from any sublicensee anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the Foundation’s prior express written approval.
          (c) Sublicenses may extend past the expiration date of the exclusive period but any exclusivity of such sublicenses shall expire upon the termination or expiration of Licensee’s exclusivity. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Section 9.3.
     2.4 The granting and exercise of the License is subject to the following conditions:
          (a) The U.S. Government retains a nonexclusive, nontransferable, irrevocable, world-wide, paid-up license to practice all invention(s) covered by the Patent Rights, Follow-on Intellectual Property Rights, or Technology Rights and to have such invention(s) practiced by or on behalf of the U.S. Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the U.S. Government is a signatory. This Agreement is explicitly made subject to the Government’s rights under any such license and any applicable law or regulation. To the extent that there is a conflict between any such license of the U.S. Government, applicable law or regulation and this Agreement, the terms of such Government license, applicable law or regulation shall prevail.
          (b) The Foundation, the USU, Board and UTMDACC reserve the rights to make and use, and grant to others non-exclusive licenses to make and use, for Non-commercial Research Purposes, the subject matter described or claimed in Patent Rights. The Foundation, the USU, Board and UTMDACC reserve the rights to make and use, and grant to others non-exclusive licenses to make and use, for any and all purposes, the subject matter described or claimed in Technology Rights. The Foundation and the USU reserve the rights to make and use, and grant to others non-exclusive licenses to make and use, for any and all purposes, the subject matter described or claimed in Follow-on Intellectual Property Rights.
          (c) Licensee shall cause any Licensed Product produced for use or sale in the United States to be manufactured substantially in the United States or its territories.
          (d) Notwithstanding anything to the contrary in this Agreement, any license or other rights granted to Licensee herein are subject to the following rights retained by Board and UTMDACC: (i) Board and UTMDACC retain the right to publish the general scientific findings from research related to inventions, discoveries, know-how, and information covered by Patent Rights or Technology Rights or described in UTMDACC Invention Disclosure Report MDA00-043 entitled “Induction of Tumor Immunity by Variants of FBP”; and (ii) Board and UTMDACC retain the right to use the inventions, discoveries, know-how, and information covered by Patent Rights or Technology Rights or described in UTMDACC Invention Disclosure Report MDA00-043 entitled “Induction of Tumor Immunity by Variants of FBP”, for patient care, research, teaching, and other educationally-related purposes.
     2.5 The License granted hereunder shall not be construed to confer any rights upon Licensee (or sublicensees, if any) by implication, estoppel, or otherwise as to any technology not included in the Patent Rights, the Follow-on Intellectual Property Rights, or the Technology Rights as defined herein.
ARTICLE III
LICENSE FEES AND MILESTONE AND ROYALTY PAYMENTS
     3.1 Licensee shall pay to the Foundation a non-creditable, non-refundable License issue royalty in the sum of [***] within thirty (30) days after the Effective Date. Additionally, Licensee shall pay the Foundation a non-creditable, nonrefundable License issue royalty in the sum of [***] for each additional item of Follow-on Intellectual Property, such payment to be paid within thirty (30) days after the effective date of the associated modification or amendment adding such Follow-on Intellectual Property to Appendix B
     3.2 Licensee shall, commencing December 31, 2011, pay to the Foundation semi-annually, within sixty (60) days after each calendar half year ending June 30 and December 31, on a country-by-country basis, a royalty of [***] of Net Sales in any and all jurisdictions in which a Licensed Product or Licensed Process is covered by at least one Valid Claim, and [***] of Net Sales in all other jurisdictions. In the case of sublicenses, Licensee shall also pay to the Foundation a royalty of [***] of Non-royalty Sublicense Income.
     3.3 Licensee shall pay the Foundation annually, no later than the anniversary of the Effective Date indicated below, the following minimum, annual, non-refundable License maintenance royalties:
          (a) First anniversary of the Effective Date, the sum of [***];
          (b) Second anniversary of the Effective Date, the sum of [***];
          (c) Third anniversary of the Effective Date, the sum of [***]; and
          (d) Fourth anniversary of the Effective Date and every anniversary of the Effective Date thereafter, the sum of [***], which commencing with the year after the first sale of Licensed Product or Licensed Process, shall be creditable against other royalties, if any, due under Section 3.2 for the same calendar year only, but shall not be credited against any milestone payments, if any, due pursuant to Section 3.4 nor against royalties due for any other calendar year.
     3.4 Licensee shall pay to the Foundation the following milestone payments:
          (a) [***] for each additional item of Follow-on Intellectual Property within thirty (30) days of issuance of the first patent in the Territory related to any portion of such Follow-on Intellectual Property;
          (b) [***] within thirty (30) days of the start of the first Phase I Clinical Trial;
          (c) [***] within thirty (30) days of the start of the first Phase II Clinical Trial;

          (d) [***] within thirty (30) days of the start of the first Phase III Clinical Trial;
          (e) [***] within thirty (30) days following the filing of the first NDA (or equivalent filing) for any Licensed Product;
          (f) [***] within thirty (30) days following the first Marketing Approval of any Licensed Product; and
          (g) [***] within thirty (30) days following the date that cumulative total Net Sales in the Territory reach [***].
     3.5 All payments due hereunder shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by Licensee.
     3.6 Royalty payments shall be paid, by check or by wire transfer, in United States dollars in Rockville, Maryland, or at such other place and manner as the Foundation may designate in writing consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with any payments due hereunder, such conversion shall be made by using the exchange rate existing in the United States as reported in The Wall Street Journal on the last Business Day of the calendar half-year reporting period to which such payments relate.
     3.7 [***] shall be due to the Foundation for any Licensed Product as to which the manufacture, use, lease, or sale is, or shall be, covered by more than one Patent Right licensed hereunder.
     3.8 If Licensee is required to pay royalties to a third party to avoid infringing such third party’s intellectual property rights, as documented by a written advice of Licensee’s patent counsel, Licensee shall be entitled to reduce the royalty payments made pursuant to Section 3.2 by the amounts paid to such thirty party; provided, however, that the amounts paid pursuant to Section 3.2 will not be reduced by more than [***] and in no event shall be less than [***]. Such reduction of royalty payments paid pursuant to Section 3.2 shall occur only in the same calendar year as such required payment is made to such third party. Any such required payment shall not be applied to reduce any milestone payments, nor to reduce any royalties due for any other calendar year.
ARTICLE IV
DUE DILIGENCE
     4.1 Licensee shall use its commercially reasonable efforts to bring one or more of the Licensed Products or the Licensed Processes to market, in the Territory for the Field, through a thorough, vigorous, and diligent program for exploitation of the Patent Rights and to continue active, diligent development and marketing efforts for such Licensed Products and Licensed

Processes throughout the life of this Agreement. Thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep the Licensed Products and the Licensed Processes continuously available to the public in the Territory for the Field.
     4.2 In addition, Licensee shall adhere to the following milestones:
          (a) Licensee shall deliver to the Foundation on or before sixty (60) days following the Effective Date a business plan showing the estimated amount of money, number and kind of personnel, and time budgeted and planned for each phase of development of the Licensed Products and the Licensed Processes during the period ending on the first anniversary of the Effective Date. Licensee shall provide an updated, similarly detailed business plan to the Foundation each year on or before the anniversary of the Effective Date.
          (b) Licensee shall enter into a Phase I Clinical Trial no later than six (6) months after the Effective Date.
          (c) Licensee shall enter into a Phase II Clinical Trial no later than three (3) years after the Effective Date.
          (d) Licensee shall enter into a Phase III Clinical Trial no later than seven (7) years after the Effective Date.
          (e) Licensee shall have commenced the first sale of any Licensed Product no later than twelve (12) years after the Effective Date.
ARTICLE V
REPORTING
     5.1 No later than sixty (60) days after December 31 of each calendar year, Licensee shall provide to the Foundation a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing, and sales during the most recent twelve (12) month period ended December 31 and plans for the forthcoming year. The Progress Report shall describe the status of Licensee’s efforts to develop and commercialize Licensed Product(s) or Licensed Process(es) in sufficient detail to enable the Foundation to reasonably determine whether anticipated performance and payment milestones have been met and to provide assurance that Licensee is developing Licensed Product(s) or Licensed Process(es). If multiple technologies are covered by the License hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs in any material respect from that anticipated in the plan required under Section 4.2(a), Licensee shall explain the reasons for the difference and propose a modified development plan for the Foundation’s review and approval, not to be unreasonably withheld. Licensee shall also provide any reasonable additional data the Foundation requires to evaluate Licensee’s performance.

     5.2 Licensee shall report to the Foundation the date of the first sale of Licensed Products (or use or sale of Licensed Processes) in each country within thirty (30) days of occurrence.
     5.3 Royalty Reports.
          (a) Licensee shall, commencing December 31, 2011, submit to the Foundation, within sixty (60) days after each calendar half year ending June 30 and December 31 during the term of this Agreement, a Royalty Report setting forth for such half year at least the following information:
          (i) the number of Licensed Products sold by Licensee and all sublicensees in each country;
          (ii) total dollar amount of billings, invoices, and receipts for Licensed Products sold by Licensee and all sublicensees in each country (together with an accounting for currency conversions, if any);
          (iii) an accounting for all Licensed Processes used or sold by Licensee and all sublicensees in each country;
          (iv) the calculation of Net Sales, including applicable deductions;
          (v) the amount of Non-royalty Sublicense Income received by Licensee;
          (vi) an accounting for any deduction made pursuant to Section 3.8; and
          (vii) the amount of royalty due to the Foundation for the reporting period or, if no royalties are due for any reporting period, the statement that no royalties are due.
Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties otherwise due pursuant to this Agreement.
          (b) Contemporaneous with the submission of each Royalty Report, Licensee shall pay to the Foundation the amount of royalty due with respect to such half year. If multiple technologies are covered by the License granted hereunder, Licensee shall specify which Patent Rights are utilized for each Licensed Product and Licensed Process included in the Royalty Report.
          (c) Late payments shall be subject to a charge of one and one-half percent (1-1/2%) per month, or $250, whichever is greater.
     5.4 In the event of an acquisition, merger, change of corporate name, or change of organization or identity, Licensee shall notify the Foundation in writing within thirty (30) days of such event.

     5.5 If Licensee or any Affiliate or sublicensee (or optionee) does not qualify or ceases to qualify as a “small entity” as provided by the United States Patent and Trademark Office, Licensee shall notify the Foundation immediately.
ARTICLE VI
RECORD KEEPING
     6.1 Licensee shall keep, and shall require its sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products and Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due to the Foundation hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours, on not less than ten (10) days’ prior notice from the Foundation, for examination by an accountant selected by the Foundation, for the sole purpose of verifying reports and payments hereunder, provided that the Foundation shall have the right to conduct such an examination not more than once in any calendar year and only with respect to prior years that have not previously been subject to such examination. In conducting examinations pursuant to this section, the Foundation’s accountant shall have access to all records that the Foundation reasonably believes to be relevant to the calculation of royalties and other payments required under Article III.
     6.2 The Foundation’s accountant shall not disclose to the Foundation any information other than information relating to the accuracy of reports and payments made hereunder. In cases of inaccurate reports and payment, Licensee shall promptly pay the Foundation any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half percent (1-1/2%) per month.
     6.3 Such examination by the Foundation’s accountant shall be at the Foundation’s expense, except that if such examination shows an underreporting or underpayment in excess of the greater of (i) five percent (5%) or (ii) Ten Thousand Dollars ($10,000) for any twelve (12) month period, then Licensee shall pay the Foundation the reasonable cost of such examination (as well as any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half percent (1-1/2%) per month).
ARTICLE VII
DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE
     7.1 Licensee Prosecution
          (a) Owners grant Licensee the right to be responsible for the preparation, filing, prosecution and maintenance of any and all Patent Rights in the Field in the Territory (as such terms are defined herein). Licensee agrees to prosecute and maintain at Licensee’s expense the patent applications listed under Appendix A. Licensee further agrees to file at Licensee’s expense any additional continuation or divisional application(s) required to retain all embodiments of Patent Rights contained in said patent applications. Licensee agrees not to abandon or otherwise undermine prosecution of any Patent Rights without the prior written approval of the Foundation. If UTMDACC or Foundation has reasonable concerns regarding the quality of the legal representation provided by Licensee in connection with the prosecution of the Patent Rights, then (i) Foundation or UTMDACC shall give Licensee written notice to terminate its prosecution of Patent Rights, (ii) UTMDACC and Foundation will appoint new legal counsel to prosecute Patent Rights that is reasonably acceptable to Licensee, and (iii) Licensee will pay for the cost of filing, preparation, prosecution, and maintenance of Patent Rights.
          (b) Licensee shall consult with the Foundation as to the preparation, filing, prosecution and maintenance of the Patent Rights, and agrees to keep the Foundation promptly and fully informed of the course of patent prosecution of the Patent Rights by providing the Foundation with copies of all documents relevant to any such preparation, filing, prosecution, or maintenance, including but not limited to substantive communications and notices, search reports, third party observations submitted to or received from patent offices throughout the Territory, foreign patent applications, Office Actions and Examination Reports from patent offices, and proposed draft responses. The Foundation shall have the right to review all such documents, prior to their submission, and may offer recommendations to Licensee to amend such contemplated preparation, filing, prosecution, or maintenance, and provide a list of the countries where the Foundation desires Licensee to file patent applications. Licensee will make a reasonable effort to implement such Foundation recommendations, provided the Foundation recommendations are acceptable to outside patent counsel and are received in sufficient time to meet any pertinent deadlines. The Foundation shall provide such patent consultation to Licensee at no cost to Licensee.
          (c) In the event the Licensee elects not to, or fails to, continue prosecution, in whole or in part, of any Patent Rights in any particular country or countries, the Foundation shall have the right (but not the obligation) at its own expense to undertake the prosecution and maintenance of the Patent Rights. The Licensee shall notify the Foundation in writing of any election not to pursue the prosecution or maintenance of any Patent Rights at least sixty (60) days prior to any applicable deadline or loss of rights. Licensee shall have an obligation to pay a royalty on Net Sales of Licensed Products or Licensed Processes in any country in which Licensee discontinued prosecuting or abandoned Patent Rights. In addition, Licensee shall reimburse Foundation for all patent prosecution expenses that Foundation reasonably incurs pursuant to its election to prosecute Patent Rights under this Section 7.1(c) in any country in which Licensee has Net Sales.
          (d) Foundation shall provide reasonable efforts to aid Licensee in obtaining signatures or inventor assistance as necessary to further prosecution and to secure the full protection and ownership of all rights in and to the Licensed Products and the Licensed Processes, but Licensee acknowledges that inventors include employees of the U.S. Government and other individuals, none of whom are employed by the Foundation. Licensee further acknowledges that, as of the Effective Date, none of the inventors listed on Appendix A are employees of System, Board, or UTMDACC.
     7.2 After execution of this Agreement and within thirty (30) days of the Foundation’s submission of an invoice, Licensee shall reimburse the Foundation for up to [***] of all third party expenses the Owners have incurred and paid prior to the Effective Date for the preparation, filing, prosecution, and maintenance of Patent Rights. If expenses are incurred by Foundation after the Effective Date that are reimbursable by Licensee under the terms hereof, the Licensee shall reimburse the Foundation for all such future third party expenses within thirty (30) days after Licensee’s receipt of invoices from the Foundation. Payment of these invoices that is made more than the number of days specified above after submission shall be considered late and subject to interest charges of one and one-half percent (1-1/2%) per month.
     7.3 The Foundation and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights licensed to Licensee hereunder, executing all papers and instruments or requiring employees or agents to execute such papers and instruments so as to enable the Foundation or Licensee to apply for, to prosecute, and to maintain patent applications and patents in the Foundation’s name in any country. Each Party shall provide to the other prompt notice as to all matters that come to its attention and that may affect the preparation, filing, prosecution, or maintenance of any such patent applications or patents; provided however, that with respect to Board and UTMDACC, such obligation shall be limited to matters that come to the attention of UTMDACC’s Office of Technology Commercialization.
     7.4 Licensee may elect to surrender its Patent Rights in any country upon sixty (60) days written notice to the Foundation. Such notice shall not relieve Licensee from responsibility for Patent Right-related expenses incurred prior to the expiration of the sixty (60)-day notice period (or such longer period specified in Licensee’s notice).
     7.5 The Parties agree that they share a common legal interest to get valid enforceable patents and will keep all privileged information received pursuant to this Article confidential.
ARTICLE VIII
INFRINGEMENT
     8.1 With respect to any Patent Rights that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right, within the Territory, to prosecute in its own name and at its own expense any infringement of such patent, so long as such License is exclusive at the time of the commencement of such action. The Foundation agrees to notify Licensee promptly of each infringement of such patents of which the Foundation is or becomes aware. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of the Foundation and to potential effects on the public interest in making its decision whether or not to sue.
          (a) If Licensee elects to commence an action as described above, Foundation may, to the extent permitted by law and at the Foundation’s own expense, elect to join as a party in that action. Regardless of whether the Foundation elects to join as a party, the Foundation shall cooperate fully with Licensee in connection with any such action.
          (b) If the Foundation elects to join as a party pursuant to subsection (a), the Foundation shall jointly control the action with Licensee.

     8.2 If Licensee elects to commence an action as described above, Licensee may deduct from its royalty payments to the Foundation with respect to the patent(s) subject to suit an amount not exceeding [***] of Licensee’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed [***] of the total royalty due to the Foundation with respect to the patent(s) subject to suit for each calendar year. If such [***] of Licensee’s expenses and costs exceeds the amount of royalties deducted by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to the Foundation from Licensee in succeeding calendar years, but never by more than [***] of the total royalty due in any one year with respect to the patent(s) subject to suit.
     8.3 No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of the Foundation and UTMDACC, which consent shall not be unreasonably withheld or delayed.
     8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse Licensee and the Foundation for litigation costs (excluding Licensee litigation costs deducted from royalty payments pursuant to Section 8.2) not paid from royalties and then to reimburse the Foundation for royalties deducted by Licensee pursuant to Section 8.2. Licensee, and Foundation shall share any remaining recoveries or reimbursements [***].
     8.5 If Licensee elects not to exercise its right to prosecute an infringement of the Patent Rights pursuant to this Article, the Foundation may do so at Foundation’s own expense, controlling such action and retaining all recoveries therefrom. Licensee shall cooperate fully with the Foundation in connection with any such action.
     8.6 Without limiting the generality of Section 8.5, the Foundation may, at its election and by notice to Licensee, establish a time limit of sixty (60) days for Licensee to decide whether to prosecute any infringement of which the Foundation is or becomes aware. If, by the end of such sixty (60)-day period, Licensee has not commenced such an action, the Foundation may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by the Foundation in good faith, Licensee shall pay over to Foundation any payments (whether or not designated as “royalties”) made by the alleged infringer to Licensee under any existing or future sublicense authorizing Licensed Products or Licensed Processes, up to the amount of the Foundation’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).
     8.7 If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of any of the Patent Rights, the Foundation may elect to take over the sole defense of the action at its own expense. Licensee shall cooperate fully with the Foundation in connection with any such action.
     8.8 Subject to Section 2.4, during the exclusive period of Licensee’s License hereunder, Licensee shall have the sole right, in accordance with the terms and conditions hereof, to sublicense Patent Rights to any alleged infringer within the Territory for the Field.

Any upfront fees paid in connection with such sublicense shall be shared [***] between Licensee and the Foundation; other royalties shall be treated in accordance with Article III.
     8.9 Nothing in this Article VIII shall constitute a waiver or surrender of any rights by Board or UTMDACC to enforce any rights owned or controlled by Board or UTMDACC.
ARTICLE IX
TERMINATION OF AGREEMENT
     9.1 This Agreement, unless terminated as provided herein, shall remain in effect until (a) the last patent or patent application in Patent Rights has expired or been abandoned or (b) fifteen (15) years from the Effective Date, whichever is later.
     9.2 The Foundation may terminate this Agreement in the circumstances set forth in this Section, and any such termination shall be effective immediately upon the Foundation giving written notice to Licensee of any of the following:
          (a) if Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.3(c)) within thirty (30) days after the date of notice in writing of such non-payment by the Foundation;
          (b) if Licensee defaults in any of its material obligations under Sections 10.4(c), 10.4(d), and 10.4(e) to procure and maintain insurance;
          (c) at any time after two (2) years from the Effective Date of this Agreement, the Foundation may, in its sole discretion, either terminate this Agreement and the License granted hereunder or render the exclusive portion of the License non-exclusive if, in the Foundation’s reasonable judgment, the Progress Reports furnished by Licensee do not demonstrate that Licensee has:
          (i) either (A) put the licensed subject matter into commercial use in the Territory, directly or through a sublicense, and is keeping the licensed subject matter continuously available to the public, or (B) has been and continues to be engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the purposes set forth in Section 4.1; and
          (ii) met all relevant performance milestone(s) for the period covered by the most recent Progress Report and all preceding Progress Reports;
          (d) if Licensee: is unable to pay its debts as such debts become due; makes a general assignment for the benefit of creditors; has a petition in bankruptcy or a suit seeking reorganization, liquidation, dissolution, or similar relief filed against it and such petition or suit is not dismissed within sixty (60) days of its filing; or files or permits the filing of any petition or answer seeking to adjudicate itself bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Licensee or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking or consenting to the appointment of a trustee, custodian, receiver, liquidator or other similar official for Licensee or for any substantial part of its property; or takes any corporate action to authorize any of the foregoing actions;
          (e) if an examination by Foundation’s accountant pursuant to Article VI shows an underreporting or underpayment by Licensee in excess of fifteen percent (15%) for any twelve (12) month period;
          (f) if Licensee is convicted of a felony relating to the manufacture, use, or sale of any Licensed Product or Licensed Process; or
          (g) except as provided in subsections (a), (b), (c), (d), (e), and (f) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by the Foundation.
     9.3 Licensee shall provide, in all sublicenses granted by it under this Agreement, that Licensee’s interest in such sublicenses shall at the Foundation’s option terminate or be assigned to the Foundation and Board upon termination of this Agreement.
     9.4 This Agreement may be terminated at any time by mutual written agreement between the Parties, subject to any terms herein which survive termination. Upon termination, Licensee shall submit a final Royalty Report to the Foundation and any royalty payments, including royalty payments on any and all future sales of Licensed Products made but not yet sold at the time of termination, and unreimbursed patent expenses invoiced under this Agreement by the Foundation prior to termination shall become immediately payable.
     9.5 Upon termination, Licensee shall promptly provide to Foundation all data, including all pre-clinical data, clinical data, manufacturing data, and marketing data, derived during development or attempted development of Licensed Products or Licensed Processes. Licensee shall also provide to Foundation copies of all FDA submissions and correspondence related to Licensed Products or Licensed Processes. In addition, Licensee shall promptly provide Foundation the entire official file wrapper concerning prosecution of Patent Rights whether from outside counsel or internal counsel.
     9.6 Upon termination, Licensee grants to Foundation and Board a nonexclusive royalty-bearing license with the right to sublicense with respect to improvements made by Licensee (including improvements licensed by Licensee from third parties to the extent Licensee has the right to grant such sublicenses). Licensee and Foundation agree to negotiate in good faith the royalty rate for such nonexclusive license. Foundation’s and Board’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology related to the subject matter of this Agreement.
     9.7 Articles I, VI, and X and Sections 2.5, 5.3 (only as it relates to any overdue Royalty Report(s) and to the Royalty Report for the half year during which the termination occurs), 7.2, 8.3, 8.4, 9.5, 9.6, and 9.7 shall survive any expiration or termination of this

Agreement indefinitely. Additionally, any rights or remedies arising out of a breach or violation of any terms of this Agreement will survive any expiration or termination of this Agreement. The expiration or termination of this Agreement shall not discharge any Party from any obligation that it owes to another Party by reason of any loss, cost, damage, expense, liability, or contractual duty that occurs or arises (or the circumstances, events, or basis of which occurs or arises) prior to such expiration or termination, and shall not affect the right of any Party to institute or maintain any action for damages relating to any breach of this Agreement by another Party prior to the date of termination. It is the intent of the Parties that any such obligation owed by a Party to another Party arising before the date of expiration or termination (whether the same shall be known or unknown at such date, or whether the circumstances, events, or basis of the same shall be known or unknown at such date), including royalty obligations (computed in accordance with Article III) on sales made or ordered prior to the date of termination or expiration, indemnification obligations, and confidentiality obligations, shall survive the expiration or termination of this Agreement.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:
          (a) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
          (b) Including; Herein; Etc. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including all Appendices) in its entirety and are not limited to any part hereof, unless the context shall otherwise require. The word “or” is not exclusive and means “and/or.”
          (c) Sales. The terms “sold,” “sell,” and “sale(s)” include leases and other transfers and similar transactions for consideration.
          (d) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, paragraphs, and Appendices are, respectively, references to Articles, Sections, subsections, and paragraphs of, and Appendices to, this Agreement, unless otherwise specified.
          (e) References to Documents and Laws. All references to this Agreement or any Appendix hereof are to it as amended, modified, and supplemented from time to time in accordance with the terms of this Agreement. All references to (i) any other agreement or instrument or (ii) any statute, law, regulation, permit, or similar item are to it as amended and supplemented from time to time (and, in the case of a statute, law or regulation, to any corresponding provisions of successor statutes, laws, or regulations), unless otherwise specified.

          (f) References to Days. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.
          (g) Examples. If, in any provision of this Agreement any example is given (through the use of the words “such as,” “for example,” “e.g.,” or otherwise) of the meaning, intent, or operation of any provision of this Agreement, such example is intended to be illustrative only and not exclusive.
          (h) Currency. Except as expressly provided herein, all prices or other monetary amounts stated in this Agreement are, and all monetary amounts stated in any report to be delivered pursuant hereto shall be, stated in United States Dollars.
          (i) Participation in Drafting. All Parties and their respective legal counsel have participated, or had the opportunity to participate, in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and not strictly for or against any Party.
     10.2 Representations and Warranties.
          (a) Foundation and Licensee each covenants, represents, and warrants that: it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated; this Agreement is legally binding upon it and enforceable in accordance with its terms; and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it. Foundation further covenants, represents, and warrants to Licensee that:
          (i) Owners are the sole owners of the Patent Rights and have the right to grant the License to Licensee as set forth in this Agreement;
          (ii) Foundation has not granted any rights in the Licensed Patents or the Licensed Process that are inconsistent with or that limit the rights granted to Licensee under this Agreement; and
          (iii) Foundation is not aware that any of the Licensed Patents or the Licensed Process infringes the rights of any third party.
          (b) Except for the rights, if any, of the Government of the United States of America as set forth herein (and the rights of Foundation), Board represents and warrants its belief that (i) it is an owner or co-owner of the right, title, and interest in and to Patent Rights and Technology Rights, (ii) it has the right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.
          (c) The Owners do not warrant the validity of the Patent Rights licensed hereunder and make no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee or any sublicensee without infringing other patents.
          (d) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.2(a), FOUNDATION EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED AND EXPRESS WARRANTIES AND MAKE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY THE FOUNDATION, OR OF THE LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.
          (e) LICENSEE UNDERSTANDS AND AGREES THAT NEITHER BOARD NOR UTMDACC, BY THIS AGREEMENT, MAKES ANY REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, OR BREADTH OF THE SUBJECT MATTER OF THIS AGREEMENT OR AS TO WHETHER ANY PATENT COVERED BY THE LICENSED PATENTS IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY HJF, BOARD OR UTMDACC, NOR DOES BOARD OR UTMDACC MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN THE LICENSED PATENTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY HJF OR BOARD.
     10.3 Limitation of Liability. IN NO EVENT SHALL ANY PARTY (OR SYSTEM) BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THE OWNERS’ AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO THE FOUNDATION UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.3 SHALL LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR LIMIT THE SCOPE OF LIABILITY FOR ANY CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION OR MISAPPROPRIATION OR INFRINGEMENT OF ANY OWNER’S INTELLECTUAL PROPERTY RIGHTS.

     10.4 Indemnification and Insurance.
          (a) Licensee shall indemnify, defend and hold harmless each and every Owner, System (and its member institutions, including UTMDACC), Board, and their current and former Regents, directors, board members, trustees, officers, employees, students, scientists, Affiliates, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), from and against any and all claims, demands, causes of action, liabilities, costs, expenses, damages, deficiencies, losses or obligations of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) (collectively “Claims”) based upon, arising out of, or otherwise relating to this Agreement, including without limitation (i) any of the foregoing caused by, or arising out of, or resulting from, the exercise or practice by Licensee, its officers, its affiliates or their officers, employees, agents, sublicensees (if any), or representatives of the rights granted hereunder, (ii) any Claims arising on account of any injury or death of persons or damage to property, or (iii) any causes of action relating to product liability concerning any product, process, or service made, used, or sold pursuant to any right or license granted under this Agreement. Licensee’s obligation to defend Board, System, and UTMDACC as set forth in this Section 10.4(a) or under any other provision of this Agreement shall apply to the extent authorized by the Texas Constitution and the laws of the State of Texas and shall be subject to the statutory duties of the Texas Attorney General.
          (b) To the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, Licensee shall, at its own expense, provide attorneys reasonably acceptable to the affected Indemnitee(s) to defend against any actions brought or filed against any Indemnitee(s) hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
          (c) Beginning at the time any such product, process or service is being commercially distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or by any sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process, or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as the Foundation shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the Foundation and UTMDACC in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limitation of Licensee’s liability with respect to its indemnification under this Agreement.
          (d) Licensee shall provide the Foundation and UTMDACC with written evidence of such insurance upon request of the Foundation or UTMDACC. Licensee shall provide the Foundation and UTMDACC with written notice at least fifteen (15) days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, both or one of the Foundation or UTMDACC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.
          (e) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee or agent of Licensee and (ii) a reasonable period, but in no event less than five (5) years, after the period referred to in clause (i), above.
     10.5 Limitation on Advertising and Publicity. Except as required by law, including applicable rules and regulations of the U.S. Securities and Exchange Commission and stock exchange listing requirements, Licensee shall not use the Foundation’s, UTMDACC’s, System’s, Board’s, or USU’s name or insignia, or the name or insignia of the U.S. Government or any agency thereof, or any adaptation of the foregoing, or the name of any of Foundation’s, UTMDACC’s, System’s, Board’s, or USU’s inventors or employees, in any press release, public announcement, advertising, promotional, or sales literature or its website or for the purpose of raising capital without the prior written approval of the Foundation, UTMDACC, System, Board, or USU, as the case may be. Advance express written consent of System, Board and UTMDACC may be secured through: The University of Texas M. D. Anderson Cancer Center, Legal Services, Unit 0537, P.O. Box 301439, Houston, TX 77230-1439, ATTENTION: Lori Stiffler, Email: [***]. Such consent shall be granted (or denied) within a reasonable timeframe.
     10.6 Assignment. Neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person, whether voluntarily or involuntarily, by operation of law, or otherwise, without the prior written consent of the Foundation, which will not unreasonably be withheld or delayed. Notwithstanding the foregoing, this Agreement and Licensee’s rights hereunder may be assigned or transferred to an entity that acquires all or substantially all of the assets or business of Licensee or Licensee’s business unit holding the License, whether through merger, sale of stock, sale of assets, reorganization, or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives, and permitted assignees.
     10.7 Compliance with Laws and Regulations. Licensee shall comply with all applicable federal, state, and local laws and regulations, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States , and international laws and regulations controlling exports,. Licensee agrees that it will be solely responsible for any violation of applicable laws or regulations by Licensee or its Affiliates or sublicensees, and that it will defend and hold the Owners harmless in the event of any legal action of any nature occasioned by such violation.
     10.8 Regulatory Approvals; Patent Markings. Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products and Licensed Processes and (ii) to utilize appropriate patent marking on such Licensed Products. Licensee also agrees to register or record this Agreement as is required by law or regulation in any country where the License is in effect.
     10.9 Confidential Information and Intellectual Property. Except as specifically required to comply with obligations set forth in this Agreement, no Party shall be obligated to disclose or furnish to any other Party any Confidential Information of such first Party or any confidential or proprietary information, technology, or intellectual property of any third party in such first Party’s possession or control. If, however, all Parties have heretofore entered or hereafter enter into a confidential information nondisclosure agreement or similar agreement (the “NDA”), no Party may terminate the NDA prior to the termination or expiration of this Agreement. If all Parties have not entered into an NDA, each Party agrees, for the greater of a period of five (5) years after each disclosure or during the pendency of this Agreement, to maintain in confidence all Confidential Information disclosed to it by another Party and to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the receiving Party uses to protect its own similar confidential information. For the avoidance of doubt, neither Board nor UTMDACC shall be under any obligation to provide any information or materials to Licensee under this Agreement.
     10.10 Headings. The article, section, and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.
     10.11 Waivers; Remedies Generally. The observance of any term of this Agreement may be waived (whether generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in a writing signed by the Party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any Party in exercising any power, right, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. A waiver by any Party shall be limited to the specific instance in which it is given and, therefore, any waiver by any Party of any obligation of another Party under or breach by another Party of this Agreement or of any power, right, or remedy of the waiving Party shall not be a waiver of any other obligation or further or future performance of the same obligation, of any other or succeeding breach, of any other or further exercise of such power, right, or remedy or any other power, right, or remedy.
     10.12 Severability. To the extent that any provision of this Agreement shall be judicially unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction, each provision with respect to each jurisdiction being construed as several and independent. If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, declared or found to be illegal, unenforceable, or void, then all Parties will be relieved of all obligations arising under such term or provision, but only to the extent that such term or provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such term or provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another term or provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each term and provision not so affected will be enforced to the extent permitted by law. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent and to amend any other term or provision thereby rendered incapable of substantial performance or otherwise affected thereby to the extent necessary to permit the practical realization, insofar as legally possible, of the intent of the Parties.
     10.13 Relationship of the Parties; Disclaimer of Agency.
          (a) Independent Contractors. In entering into and carrying out this Agreement, the Parties will be acting solely as independent contractors. Nothing in this Agreement creates, has created, or will create any partnership, joint venture, or other business association between the Parties, nor any duties or responsibilities of partners, venturers, or members of a business association.
          (b) No Agency. Except for provisions in this Agreement expressly authorizing one Party to act for the other, this Agreement will not constitute any Party as a legal representative or agent of another Party, nor will any Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of another Party unless otherwise expressly permitted by such Party.
     10.14 No Third-Party Beneficiaries. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties, their sublicensees, and the Parties’ permitted successors and assigns and shall not be construed as creating any third party beneficiaries of this Agreement or as conferring any rights whatsoever on any third party.
     10.15 Notices. Unless otherwise expressly agreed by the Party receiving notice, any notice, demand, or other communication required or permitted to be given by any Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, charges prepaid and addressed to the intended recipient at such Party’s address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party(ies) as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received when actually delivered by hand, by mail, or by courier.

If to Licensee:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, Massachusetts 01605
Attention: President and Chief Executive Officer
If to the Foundation:
The Henry M. Jackson Foundation for
the Advancement of Military Medicine, Inc.
6720-A Rockledge Drive, Suite 100
Bethesda, Maryland 20817
Attention: General Counsel
     If to UTMDACC:
The University of Texas M. D. Anderson Cancer Center
Office of Technology Commercialization
7515 S. Main, Suite 490, Unit 0510
Houston, Texas 77030
ATTENTION: Christopher C. Capelli
with copy to Board:
BOARD OF REGENTS
The University of Texas System
201 West Seventh Street
Austin, Texas 78701
ATTENTION: Office of General Counsel.
     10.16 Entire Agreement; Modifications. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, express or implied, that are not specified herein, and no Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed by the Parties in writing. Any purported modification or amendment of the express terms or provisions of this Agreement shall be effective only if contained in a written instrument signed by each Party. Notwithstanding the foregoing, any Amendment to this Agreement concerning Foundation Follow-on Intellectual Property shall require only the signatures of Foundation and Licensee. Notwithstanding the foregoing, nothing in this Agreement replaces, modifies, or supersedes the terms and conditions of the Amended and Restated Inter-Institutional Sharing Agreement between Board, UTMDACC and Foundation having an effective date of July 8, 2009.
     10.17 Force Majeure. No Party shall be liable to any other Party for any losses or damages to the extent and for the period of time that they are attributable to a default or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terrorism, fire, earthquake, flood, pestilence, riot, enactment of change of law following the Effective Date, accident, labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such Party; provided, however, that if such a cause occurs, then the Party affected will promptly notify the other Party(ies) of the nature and likely result and duration (if known) of such cause and use commercially reasonable efforts to mitigate any adverse effects under this Agreement. If the event lasts for a period longer than three (3) months, the Parties shall meet and discuss appropriate modifications to this Agreement or other remedial measures.
     10.18 Covenant. Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Foundation, Board, System, UTMDACC or employees thereof to enter into this Agreement, and further warrants and represents that (a) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (b) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.
     10.19 Late Payment Rates. If and only to the extent that this Agreement would require any interest rate to be applied to any late payments owed directly to Board or UTMDACC, notwithstanding anything to the contrary set forth in this Agreement, such rate payable to Board or UTMDACC shall not exceed the maximum rate allowed by applicable law.
     10.20 Sovereign Immunity. The Parties acknowledge that Board, System and UTMDACC are agencies of the State of Texas and under the Constitution and laws of the State of Texas possess certain rights and privileges and only have such authority as is granted to them under the Constitution and laws of the State of Texas. Nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas, System, Board, or UTMDACC or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas, System, Board, or UTMDACC. Nothing in this Agreement shall be construed as an obligation or agreement by System, Board or UTMDACC to join as a party to litigation. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement, with respect to Board, System and UTMDACC, are enforceable only to the extent authorized by the Constitution and laws of the State of Texas. Nothing in this Agreement shall be construed to require Board, System or UTMDACC to perform any act or to refrain from any act that would violate any state or federal law. This Agreement is subject to, and the Parties agree to comply with, all applicable local, state, and federal laws, statutes, rules and regulations. Any provision of any applicable law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or both of the Parties hereto to be in violation of law will be deemed to have superseded the terms of this

Agreement. The Parties, however, will use commercially reasonable efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of this Agreement in such respect.
SIGNATURE PAGE FOLLOWS

THE FOUNDATION, BOARD, UTMDACC, AND LICENSEE HAVE READ THIS AGREEMENT INCLUDING ALL APPENDICES HERETO AND AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS HEREOF AND THEREOF.
     IN WITNESS WHEREOF, the Parties have entered into this License Agreement as of the Effective Date.

THE HENRY M. JACKSON
FOUNDATION FOR THE
ADVANCEMENT OF MILITARY
MEDICINE, INC.

/s/ John W. Lowe
John W. Lowe
President & CEO

8/24/11

Date

RXI PHARMACEUTICALS
CORPORATION

/s/ Mark J. Ahn, Ph.D.
Mark J. Ahn, Ph.D.
President and CEO

8/23/11

Date

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS SYSTEM

By	/s/ John Mendelsohn, M.D.
John Mendelsohn, M.D.
President
The University of Texas
M. D. Anderson Cancer Center

9/16/11

Date

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By	/s/ Leon Leach
Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center

9/13/11

Date

Approved as to Content:

By	/s/ Christopher C. Capelli
Christopher C. Capelli
Vice President, Technology Transfer
M. D. Anderson Cancer Center

8/30/11

Date

APPENDIX A
     The following patent applications are included in the Patent Rights:

Title:	HJF 068-01 “Induction of Tumor Immunity by Variants of Folate Binding Protein.”

Inventors:	Constantine G. Ioannides, Ph.D. and George E. Peoples, Jr., M.D.

as described in U.S. Provisional Application No. 60/274,676 filed on 03/09/2001; and

as described in U.S. Patent Application No. 10/094,097 and International Patent Application No. PCT/US2002/007167 filed on 03/08/2002, claiming priority to U.S. Provisional Application No. 60/274,676, and all corresponding National Stage Applications including but not limited to Canadian Patent Application No. 2,440,610 filed on 09/04/2003, Japanese Patent Application No. 2002-571822 filed on 09/08/2003, and European Patent Application No. 02750589.0 filed on 10/07/2003; and

as described in U.S. Patent Application No. 12/422,600 filed on 04/13/2009, claiming priority to U.S. Patent Application No. 10/094,097; and

as described in Japanese Patent Application No. 2008-289217 filed on 05/28/2009, claiming priority to Japanese Patent Application No. 2002-571822.

APPENDIX B
     Follow-on Intellectual Property